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      As filed with the Securities and Exchange Commission on May 17, 2000



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                         Date of Report: April 21, 2000
                        (Date of earliest event reported)



                     SECURITY ASSOCIATES INTERNATIONAL, INC.
             (Exact name of registrant as specified in the charter)

          Delaware                   000-20870                 87-0467198
(State or other Jurisdiction    (Commission File No.)         (IRS Employer
      of incorporation)                                    Identification No.)


                  2101 South Arlington Heights Road, Suite 100
                     Arlington Heights, Illinois 60005-4142
                    (Address of Principal Executive Offices)

                                 (847) 956-8650
               (Registrant's telephone number including area code)

                                       n/a
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

LETTER OF INTENT AMONG SECURITYVILLAGE.COM INC., SECURITY ASSOCIATES INTERNATIONAL, INC, KC ACQUISITION CORP. AND TJS PARTNERS, L.P.

         On April 21, 2000, SAI entered into a letter of intent with KC Acquisition Corp. (d/b/a King Central), TJS Partners, L.P. and SecurityVillage.com Inc. which was subsequently amended. The letter of intent provides for, among other things, KC Acquisition Corp., Monital Signal Corporation, SAI and SecurityVillage joining forces, potentially as combined entities. Each stage of the transactions contemplated in the letter of intent is subject to contingencies that are detailed in the letter of intent and the difinitive agreements.


         The following transactions and events contemplated by the letter of intent have been completed to date:

         (i) on May 11, 2000, KC Acquisition Corp. directly and indirectly purchased 99.2% of the capital stock of Monital Signal Corporation for a cash purchase price of $12.5 million together with the assumption of Monital's debt of approximately $1.4 million plus the assumption of certain liabilities of Monital, and

         (ii) on May 11, 2000, SAI signed a Plan and Agreement of Merger with KC Acquisition Corp. and KC Acquisition Corp.'s shareholders, which is subject to the approval of SAI's stockholders. Pursuant to the merger agreement, SAI would merge with KC Acquisition Corp. and the KC Acquisition shareholders will receive consideration of $5 million payable in cash, plus shares of senior preferred stock of SAI with an aggregate liquidation preference of $22.5 million which are convertible into 4.5 million shares of common stock of SAI, subject to certain contingencies, and

         (iii) SecurityVillage will receive 300,000 shares of common stock of SAI, through the conversion of its $1.5 million promissory note from Monitoring Acquisition Corporation, a wholly owned subsidiary of KC Acquisition Corp., in accordance with the Investment Agreement.

         Upon the actual closing of the KC Acquisition merger, SecurityVillage will acquire 1,200,000 shares of common stock of SAI for $6.0 million. Additionally, it is contemplated that SAI and SecurityVillage will enter into an agreement whereby each will have the right to merge with the other upon certain circumstances, subject to stockholder approval. In the event of any such merger, assuming the consummation of all of the transactions and option exercises referred to in the letter of intent the stockholders of SecurityVillage will hold approximately 57% of the capital stock of the surviving entity.


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         The letter of intent, amendment to the letter of intent, Investment
Agreement, Share Purchase Agreement and Plan and Agreement of Merger are attached hereto, all of which should be read in their entirety for a complete understanding of the transactions.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial statements of businesses acquired.

              Not required.

         (b)  Pro forma financial information

              Not required.

         (c)  Exhibits.

              10.1 Letter of Intent among SecurityVillage.com Inc., Security Associates International, Inc, KC Acquisition Corp. and TJS Partners. L.P. dated April 21, 2000.

              10.2 Amendment to Letter of Intent among SecurityVillage.com Inc., Security Associates International, Inc, KC Acquisition Corp. and TJS Partners. L.P. dated April 21, 2000, dated May 10, 2000.

              10.3 Investment Agreement by and among MTL Acquisition Corp., M Finance Limited, Timesmaster Limited, LWG Holdings Limited, Griptight Holdings, Inc. and Monitoring Acquisition Corporation, dated May 11, 2000.

              10.4 Share Purchase Agreement by and between the executors of the United Kingdom estate of Eric Hurst (deceased), Robert Hurst, Edward Hurst, Linda Hurst, Heather Hurst, First Court Limited, Maygarden Limited, the temporary administrator of the United States estate of Eric Hurst (deceased) and MTL Acquisition Corp. dated May 11, 2000.

              10.5 Plan and Agreement of Merger between Security Associates International, Inc., King Acquisition Corp., KC Acquisition Corp., Thomas J. Few, David L. Smith and Timothy M. McGinn dated May 11, 2000.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     Security Associates International, Inc.
                                                 (Registrant)


                                     By:  /s/  Daniel S. Zittnan
                                        ------------------------
                                          Daniel S. Zittnan
                                          Senior Vice President, Chief Financial
                                          Officer


Date: May 17, 2000